Exhibit 10.2

THIS PROMISSORY NOTE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE HOLDER OF THIS PROMISSORY NOTE.

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY SATISFACTORY TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

Maximum aggregate principal amount	February 12, 2007
$20,000,000

For value received Celunol Corp., a Delaware corporation (the “Company”), promises to pay to Diversa Corporation, a Delaware corporation, or its assigns (“Holder”) up to an aggregate principal amount of twenty million dollars ($20,000,000), subject to the provisions of paragraph 2 below. This Promissory Note (this “Note”) is the Promissory Note referred to in and is executed and delivered in connection with that certain Agreement and Plan of Merger and Reorganization of even date herewith among Holder, Concord Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holder, the Company and the Company Stockholders’ Representative appearing as a signatory thereto (as the same may from time to time be amended, modified, supplemented or restated, the “Merger Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

1. Interest. The Company promises to pay interest on the outstanding principal amount hereof as determined on a daily basis based on the amounts outstanding under this Note as set forth in Schedule A of this Note, which interest shall be payable at the rate of nine percent (9%) per annum or the maximum rate permissible by law, whichever is less. Subject to the provisions of paragraph 5 below, interest shall be due and payable on the Maturity Date (as defined below), and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

2. Borrowing Requests. Each time prior to the Maturity Date that the Company desires to borrow available amounts under this Note, the Company shall deliver to Holder a written borrowing request that (i) specifies the amount of the borrowing requested under this Note, (ii) indicates that it is a request pursuant to this Note, and (iii) is executed by an authorized officer of the Company (a “Borrowing Request”). Holder shall only be obligated to loan amounts to the Company under this Note prior to the termination of the Merger Agreement and in an aggregate principal amount of up to twenty million dollars ($20,000,000), and of such aggregate amount, one-third (1/3) shall be available for borrowing by the Company on or before March 10, 2007, an additional one-third (1/3), plus any amount not borrowed during the period ended March 10, 2007, shall be available for borrowing by the Company after March 10, 2007 and on or before April 20, 2007, and the final one-third (1/3), plus any amount not borrowed during either of the two prior periods, shall be available for borrowing by the Company after April 20, 2007. Subject to the foregoing, each time the Company delivers a Borrowing Request to Holder, Holder shall endorse Schedule A of this Note to reflect the amount of such Borrowing Request, attach the applicable Borrowing Request to Schedule A of this Note, and deliver to the Company within three (3) business days of the date of receipt of the applicable Borrowing Request the amount requested in such Borrowing Request. The principal amount payable by the Company to Holder on the Maturity Date shall equal the applicable principal amount (the “Maturity Date Principal Amount”) set forth on Schedule A hereto at the Maturity Date. If at any time the Company desires to borrow funds from any Person in excess of the total of twenty million dollars ($20,000,000) in principal amount provided for pursuant to this Note and the Company has at such time already borrowed the total of twenty million dollars ($20,000,000) in principal amount provided for pursuant to this Note, the Company hereby agrees that Holder shall have the right to fund such additional amounts prior to the Company borrowing such funds from any other party. If the Company desires to pursue such borrowing, it will provide Holder notice of the proposed borrowing and the proposed terms and if Holder does not indicate within ten (10) business days that it is willing to lend on such terms, the Company shall be free to obtain financing from a third party on terms that are no less favorable to the Company than such proposed terms (any such third party financing, a “Third Party Loan”).

3. Payments. Subject to the provisions of paragraph 5 below, no portion of the outstanding principal balance and all unpaid accrued interest under this Note shall be payable by the Company to Holder until the Maturity Date. All payments of interest and principal shall be in lawful money of the United States of America payable by wire transfer of immediately available funds to the account of Holder specified in writing by Holder. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof. This Note may be prepaid, in whole or in part, at any time without penalty. Any amounts prepaid under this Note may not be reborrowed under this Note. Holder shall endorse Schedule A of this Note to reflect the amount of any such prepayment and each repayment of amounts outstanding under this Note. In the event Holder is required to pay to the Company the fee set forth in Section 9.3(b) of the Merger Agreement, such fee shall be offset against amounts outstanding under this Note and Holder shall endorse Schedule A of this Note to reflect the amount of any such offset.

4. Maturity Date. Subject to the provisions of paragraph 5 below, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable (subject to the prior conversion, if any, of a portion of such principal and interest into Equity Securities (as defined below) of the Company as provided in paragraph 6 below) upon the earliest of the following (the “Maturity Date”):

(i) fifteen (15) business days following the Closing of the Merger, in which case the total amount payable under this Note will be contributed to the capital of the Company unless Holder and the Company otherwise agree;

(ii) subject to clauses (iv) and (v) below, six (6) months after termination of the Merger Agreement, if the Closing of the Merger has not occurred and the Merger Agreement has been terminated by Holder pursuant to Section 9.1(d) of the Merger Agreement or has otherwise been terminated by Holder based in whole or in part on the Company’s failure to satisfy any of the conditions precedent to Closing set forth in Section 6.4 or Sections 7.1 and 7.2 of the Merger Agreement;

(iii) one (1) year after termination of the Merger Agreement, if the Closing of the Merger has not occurred and the Merger Agreement has been terminated by the Company pursuant to Section 9.1(e) of the Merger Agreement or has otherwise been terminated by the Company based in whole or in part on Holder’s failure to satisfy any of the conditions precedent to Closing set forth in Section 6.4 or Sections 8.1 and 8.2 of the Merger Agreement;

(iv) the date on which the six million dollar ($6,000,000) fee referred to in Section 9.3(c) of the Merger Agreement is due and owing (or, if earlier, paid) from the Company to Holder;

(v) the date seven (7) business days after the earlier of the date on which the Company enters into an agreement for an Acquisition Transaction or consummates an Acquisition Transaction, in the event that (x) the Merger Agreement was terminated by Holder or the Company pursuant to Section 9.1(d) of the Merger Agreement, (y) at any time before the Company Stockholders’ Meeting an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the board of directors of the Company and stockholders of the Company and (z) within six months after the termination of the Merger Agreement, the Company enters into an agreement for an Acquisition Transaction or consummates an Acquisition Transaction;

(vi) the consummation of any Change of Control Transaction to which the Company is a party; or

(vii) November 31, 2008.

5. Default. If there shall be any Event of Default (defined below) hereunder, at the option and upon the declaration of Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under paragraph 5(b)(i), (b)(ii), (c), (d) or (e), with respect to which all principal and unpaid accrued interest shall become due and payable immediately upon such Event of Default occurring), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) The Company fails to pay timely any of the principal amount or any accrued interest or other amounts due under this Note or breaches paragraph 7 of this Note;

(b) (i) A default in the payment of any amount when due (subject to any applicable grace period), whether by acceleration, mandatory repayment or redemption, or otherwise, of any principal or stated amount of, or interest or fees on, any indebtedness (other than the indebtedness described in clause (a) above) of the Company or any Company Subsidiary having a principal or stated amount, individually or in the aggregate, in excess of one million dollars ($1,000,000); (ii) a default in the performance or observance of any obligation or condition with respect to any indebtedness described in clause (b)(i) above if the effect of such default is to accelerate the maturity of any such indebtedness; or (iii) a default in the performance or observance of any obligation or condition with respect to any indebtedness described in clause (b)(i) above if such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause or declare such indebtedness to become due and payable or to require such indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such indebtedness to be made, or to exercise remedies in respect of any collateral securing such indebtedness, prior to its expressed maturity;

(c) Any Order for the payment of money in excess of one million dollars ($1,000,000) shall be rendered against the Company or any Company Subsidiary and either (i) enforcement proceedings have been commenced by any creditor upon such Order or (ii) there is any period of 10 consecutive days during which a stay of enforcement of such Order, by reason of a pending appeal or otherwise, shall not be in effect;

(d) (i) An admission in writing by the Company or any Company Subsidiary, respectively, of its inability to pay its debts generally or a general assignment by the Company or any Company Subsidiary, respectively, for the benefit of creditors; (ii) the filing of any petition or answer by the Company or any Company Subsidiary, respectively, seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or any Company Subsidiary, respectively, or its debts under any law relating to bankruptcy, insolvency, receivership, liquidation, winding-up, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an Order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Company or any Company Subsidiary, respectively, or for any substantial part of its property; or (iii) corporate or other entity action taken by the Company or any Company Subsidiary, respectively, to authorize any of the actions set forth above; or

(e) Without the consent or acquiescence of the Company or any Company Subsidiary, respectively, the entering of an Order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against the Company or any Company Subsidiary, respectively, which petition shall not be dismissed within 60 days, or, without the consent or acquiescence of the Company or any Company Subsidiary, respectively, the entering of an Order appointing a trustee, custodian, receiver or liquidator of the Company or any Company Subsidiary, respectively, or of all or any substantial part of the property of the Company or any Company Subsidiary, respectively, which Order shall not be dismissed within 60 days.

The date of any notice pursuant to paragraph 5(a) or (b)(iii) above or the date on which any of the events described in paragraph 5(b)(i), (b)(ii), (c), (d) or (e) occurs shall be deemed, for all purposes of this Note, the

“Maturity Date”. To the extent that all or any portion of the Maturity Date Principal Amount is not paid by the Company to Holder on the Maturity Date (the portion of the Maturity Date Principal Amount that is not paid on the Maturity Date being herein referred to as the “Unpaid Maturity Date Principal Amount”), the Unpaid Maturity Date Principal Amount shall accrue interest at the rate of eleven percent (11%) per annum commencing on the Maturity Date until the date on which the Unpaid Maturity Date Principal Amount (and all interest thereon pursuant to this sentence) has been paid in full to Holder, with such interest being calculated based on a 365-day year and by reference to the Unpaid Maturity Date Principal Amount as determined on a daily basis. In the event of any default or Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6. Conversion. In the event (i) the Closing of the Merger has not occurred and the Merger Agreement has been terminated and (ii) the Company issues and sells shares of its Equity Securities (as defined below) to investors (the “Investors”) on or before the Maturity Date in an equity financing with total proceeds to the Company of not less than twenty-five million dollars ($25,000,000) (excluding the conversion of this Note or other debt) (a “Qualified Financing”), then fifty percent (50%) of the outstanding principal balance and unpaid accrued interest on this Note shall automatically convert in whole without any further action by Holder into such Equity Securities, at a conversion price equal to the price per share paid by the Investors purchasing the Equity Securities on the same terms and conditions as given to the Investors. In the event a portion of the amounts outstanding under this Note are converted into Equity Securities, Holder shall endorse Schedule A of this Note to reflect the reduction in amounts outstanding under this Note resulting from such conversion. For purposes of this Note, the term “Equity Securities” shall mean the Company’s common stock issued in the Qualified Financing in the event that the Qualified Financing is an initial public offering and otherwise shall mean the Company’s preferred stock issued in the Qualified Financing, except that such defined term shall not include any security of the Company granted, issued and/or sold by the Company to any employee, director or consultant in such capacity.

7. Use of Proceeds. The Company hereby covenants that all proceeds related to this Note and any Third Party Loan shall only be used to fund expenses permitted by Section 5.15 of the Merger Agreement.

8. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of New York, without giving effect to any conflicts of laws principles that would result in the application of the laws of another jurisdiction.

10. Entire Agreement. This Note, together with the Merger Agreement and the other agreements and documents referenced therein, contain the entire agreement between Holder and the Company and comprise the complete, final and exclusive embodiment of their agreement with regard to the subject matter hereof.

11. Subordination. The indebtedness evidenced by this Note shall be deemed subordinated indebtedness with respect to any Third Party Loan and any debt for borrowed money incurred by the Company after the termination of the Merger Agreement. In order to implement this subordination, Holder agrees to enter into a subordination agreement on customary terms in a form reasonably satisfactory to Holder and to the holder of any Third Party Loan or other senior indebtedness.

12. Amendment. This Note may be amended, supplemented, waived or modified only by an instrument in writing executed by the Company and Holder.

13. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to the Company and shall extend to any holder hereof. Neither Holder nor the Company may, without the consent of the other party hereto, assign any of its rights or obligations hereunder.

The Company has caused this Note to be executed and delivered as of the date first set forth above.

CELUNOL CORP.

By:	/s/ Carlos Riva
Name:	Carlos Riva
Title:	Chief Executive Officer

Address:
55 Cambridge Parkway, 8th Floor
Cambridge, MA 02142

SCHEDULE A

PRINCIPAL AMOUNT OF THE PROMISSORY NOTE

The following subtractions and additions of portions of the principal amount of this Note have been made:

Date made	Principal amount added	Principal amount following such addition	Principal amount subtracted	Principal amount following such subtraction	Notation made on behalf of holder

NO ENDORSEMENT BY HOLDER OF THIS SCHEDULE A SHALL BE EFFECTIVE UNLESS THE CORRESPONDING BORROWING REQUEST (AS DEFINED IN THIS NOTE) IS ATTACHED HERETO.